PRESS RELEASE                 Avignon, France and Bedminster, NJ June 06th, 2005

                                 [LOGO OMITTED]

           NATUREX, S.A. AND PURE WORLD, INC. AGREE TO THE ACQUISITION OF PURE WORLD, INC. BY NATUREX, S.A. FOR U.S. $4.30 PER SHARE

Naturex, S.A. (Paris Bourse Eurolist C: FR000054694 NRX) and Pure World, Inc. (Nasdaq: PURW) jointly announced today that they have entered into a definitive agreement for Naturex, S.A. to acquire Pure World, Inc. for U.S. $4.30 per share in cash, or approximately U.S. $36.8 million.

Upon completion of the transaction, expected in late July 2005, Pure World, Inc., headquartered in Bedminster, New Jersey, will become a wholly-owned subsidiary of Naturex, S.A. Pure World, Inc. develops, manufactures and sells botanical extracts which are used by the cosmetic, food, flavor, nutraceutical and pharmaceutical industries to manufacture finished products for the consumer market.

Naturex, S.A. has agreed to commence a tender offer to acquire all of the outstanding shares of common stock of Pure World, Inc., and Paul O. Koether, Chairman of Pure World, Inc., has agreed to tender the shares of common stock beneficially owned by him, representing approximately 42% of the outstanding common stock. The tender offer requires that at least a majority of the shares outstanding on a fully diluted basis be tendered. The transaction, which has been approved by both companies' board of directors, is contingent upon customary closing conditions.

Jacques Dikansky, President and Chief Executive Officer of Naturex, said: "We believe that the combination of Pure World, Inc. with our group of companies will further enhance our collective efforts to become a leading player in the botanical extracts and natural ingredients markets."

Paul Koether, Chairman of Pure World, Inc., said: "Combining Pure World, Inc. with Naturex, S.A. will enhance the combined companies' ability to pursue their strategic objectives and growth strategy."

Dr. Qun Yi Zheng, currently President and Chief Operating Officer of Pure World, Inc., said: "I am delighted with the combination of Pure World and Naturex and look forward to working with Naturex to continue to build our business."

Naturex, S.A. was advised by Giuliani Capital Advisors LLC and Canec International Ltd. in this transaction. Pure World, Inc. was advised by Adams Harkness, Inc.


ABOUT OUR COMPANIES

PURE WORLD, INC., through its wholly-owned subsidiary, Pure World Botanicals, Inc., develops, manufactures and sells natural ingredients that principally are derived from plant materials (referred to also as botanicals or herbs) using its proprietary extraction, purification and granulation technologies. Pure World, Inc. has produced more than one thousand botanical extracts which are used by the cosmetic, food and flavor, nutraceutical and pharmaceutical industries to manufacture finished products for the consumer market.

NATUREX, S.A. manufactures and sells 100% natural ingredients for the food, flavor and nutraceutical industries. Naturex, S.A. is a preferred provider to the food, flavor and nutraceutical industries and has experienced rapid, regular growth since its establishment in 1992. Naturex is based in Avignon, France and is an international company with nearly 90% of its sales coming from 30 countries outside France. Currently, more than 50% of Naturex's sales are derived from the United States market. It has facilities in France, Morocco and the United States and a representative office in Singapore.

NATUREX, S.A. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements made in this news release, including statements using the terms "expected," "will," "plans" and other words of similar expression and meaning, are "forward-looking statements" based on assumptions about the future, which are subject to risks and uncertainties, such as competitive conditions in various industries; changes in consumer confidence and spending; interest rates; the successful execution of and customer reactions to the company's strategic initiatives, including the proposed acquisition of Pure World, Inc.; Naturex, S.A.'s ability to integrate and operate Pure World, Inc. successfully; anticipated cash flow; general economic conditions and normal business uncertainty. Naturex, S.A. cautions that these statements are not guarantees of future performance and actual results may differ materially from those expressed. Naturex, S.A. does not undertake to update or revise the information contained in this press release or any other forward-looking statement.

PURE WORLD, INC. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The transaction described in this press release is not yet completed and is subject to a minimum tender condition as well as other closing conditions. In addition, certain statements made in this news release, including statements using the terms "expected," "will," "plans" and other words of similar expression and meaning, are "forward-looking statements" based upon assumptions about the future, which are subject to risks and uncertainties. Such forward-looking statements are based on the beliefs of Pure World, Inc.'s management, as well as assumptions made by and information currently available to, Pure World, Inc.'s management and are subject to certain risks or uncertainties. Pure World, Inc. cautions readers of this press release that numerous factors could cause Pure World, Inc.'s actual results, performance or achievements in 2005 and beyond to differ materially from the results, performance or achievements expressed in, or implied by, such forward-looking statements. Investors should refer to documents that Pure World, Inc. files from time to time with the Securities and Exchange Commission ("SEC") for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, Pure World, Inc.'s Form 10-KSB, Form 10-Q and Form 8-K reports. Pure World does not undertake to update or revise the information contained in this press release or any other forward-looking statement.


ADDITIONAL INFORMATION

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Pure World, Inc. At the time the tender offer is commenced, Naturex, S.A. will file a tender offer statement with the SEC with respect to the offer and Pure World, Inc. will file a solicitation/recommendation statement with respect to the offer with the SEC. Investors and Pure World, Inc. stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. These documents will be available at no charge at the SEC's Web site www.sec.gov and may also be obtained by calling (800) 732-0330.

               NATUREX has been listed in Paris since October 1996 Eurolist C 54694 - Reuters NATU.LN - Bloomberg NTRX
          Find all NATUREX press releases in real time on actusnews.com


                                  YOUR CONTACTS

NATUREX                                                                    ACTUS

Jacques Dikansky - President and CEO             Agnes Villeret - Press Relation

Tel : +33 (0)4 90 23 96 89                            Tel : +33 (0)1 53 67 36 39
j.dikansky@naturex.com                                        avilleret@actus.fr

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t.lambert@naturex.com                                marquezy@kaparkafinance.com